As filed with the Securities and Exchange Commission on January 14, 2022
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________________

CONCENTRIX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization	27-1605762 (I.R.S. Employer Identification Number)

44111 Nobel Drive
Fremont, California 94538
(800) 747-0583
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ProKarma Holdings Inc. 2016 Long-Term Incentive Plan
(Full title of the plans)

Jane C. Fogarty
Executive Vice President, Legal
Concentrix Corporation
44111 Nobel Drive
Fremont, California 94538
(800) 747-0583
(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

______________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	118,750	N/A	$5,093,628	$472

(1)    This registration statement (this “Registration Statement”) covers 118,750 shares of Concentrix Corporation (the “Company”) common stock, par value $0.0001 per share (“Common Stock”), to be issued upon the exercise of certain outstanding stock options originally granted under the ProKarma Holdings Inc. 2016 Long-Term Incentive Plan (the “ProKarma Incentive Plan”) and assumed by the Company in connection with the Merger (as defined below). In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or become issuable in connection with any stock splits, stock dividends, recapitalization or similar transactions that would increase the number of outstanding shares of Common Stock.
(2)    Estimated solely for calculating the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act, based on the weighted average exercise price of the assumed stock options.

This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE

The Company is filing this Registration Statement on Form S-8 to register 118,750 shares of Common Stock to be issued pursuant to the exercise of certain outstanding stock options originally granted under the ProKarma Incentive Plan and assumed by the Company in connection with the Merger.
Pursuant to the Agreement and Plan of Merger, dated November 19, 2021, as amended by the First Amendment to Agreement and Plan of Merger dated December 20, 2021 (as amended, the “Merger Agreement”), by and among the Company, CNXC Merger Sub, Inc., a Delaware corporation and the Company’s wholly owned subsidiary (“Merger Sub”), ProKarma Holdings Inc., a Delaware corporation (“ProKarma”), and Carlyle Partners VI Holdings, L.P., a Delaware limited partnership, as a representative of the security holders of ProKarma, on December 27, 2021, the Company acquired ProKarma through the merger of Merger Sub with and into ProKarma, with ProKarma surviving as a wholly owned subsidiary of the Company (the “Merger”).
In connection with the Merger and pursuant to the Merger Agreement, certain options to acquire shares of common stock, par value $0.01 per share (“ProKarma Common Stock”), of ProKarma (each, a “ProKarma Option”) that were outstanding immediately prior to the effective time of the Merger (the “Effective Time”) were assumed by the Company. Each ProKarma Option assumed by the Company continues to have, and is subject to, the same terms and conditions of such option immediately prior to the Effective Time, except that (i) each ProKarma Option is exercisable for a number of shares of Common Stock equal to the product of the number of shares of ProKarma Common Stock that would have been issuable upon exercise of the ProKarma Option outstanding immediately prior to the Effective Time multiplied by a ratio equal to 0.2280 (the “Exchange Ratio), rounded down to the nearest whole number of shares of Common Stock, (ii) the per share exercise price for the Common Stock issuable upon exercise of such ProKarma Option is equal to the quotient determined by dividing the per share exercise price for such ProKarma Option outstanding immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent, and (iii) all references to the “Company” in the ProKarma Incentive Plan and the stock option agreements will be references to the Company.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
    Information required by Item 1 and Item 2 of Part I of Form S-8 to be contained in the applicable prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Certain Documents by Reference.
    The following documents, filed with the Securities and Exchange Commission (the “Commission”) by the Company, are incorporated by reference:
•The Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2020 filed with the Commission on February 16, 2021;
•The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended February 28, 2021, May 31, 2021 and August 31, 2021 filed with the Commission on April 9, 2021, July 9, 2021 and October 8, 2021;
•The Company’s Current Reports on Form 8-K filed with the Commission on December 2, 2020, January 22, 2021, April 22, 2021, May 17, 2021, July 2, 2021, July 23, 2021, October 29, 2021, November 24, 2021, December 6, 2021, December 23, 2021, and December 30, 2021; and
•The description of the Common Stock of the Company contained in the Information Statement, filed as Exhibit 99.1 to the Company’s Registration Statement on Form 10 (File No. 001-39494), including any amendment or report filed for the purpose of updating such description.
    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any portions thereof furnished by the Company, including information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.
    Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.  Description of Securities.
    Not applicable.
Item 5.  Interests of Named Experts and Counsel.
    Not applicable.
Item 6.  Indemnification of Directors and Officers.
    Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article VIII of the Company’s Amended and Restated Certificate of Incorporation (Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 2, 2020) and Article VI of the Company’s Bylaws (Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on December 2, 2020) provide for indemnification of the Company’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law.
    The Company has entered into Indemnification Agreements (Form of Indemnification Agreement filed as Exhibit 10.4 to Amendment No. 1 to the Company’s Registration Statement on Form 10 filed on October 13, 2020) with its officers and directors that require the Company to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.
Item 7.  Exemptions from Registration Claimed.
    Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in the opinion filed as Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Powers of Attorney (included on the signature page hereto).

99.1	ProKarma Holdings Inc. 2016 Long-Term Incentive Plan.

Item 9.  Undertakings.
(a)         The undersigned Registrant hereby undertakes:
(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement, if any, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 14th day of January, 2022.

Date:	January 14, 2022	By:	CONCENTRIX CORPORATION /s/ Jane Fogarty
Name: Jane Fogarty Title: Executive Vice President, Legal

The undersigned officers and directors of Concentrix Corporation hereby severally constitute and appoint Christopher Caldwell, Andre Valentine, and Jane Fogarty, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 14th day of January, 2022.

Signature	Title

/s/ Christopher Caldwell	President and Chief Executive Officer (Principal Executive Officer) and Director
Christopher Caldwell

/s/ Andre Valentine	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Andre Valentine

/s/ Teh-Chien Chou	Director
Teh-Chien Chou

/s/ LaVerne Council	Director
LaVerne Council

/s/ Jennifer Deason	Director
Jennifer Deason

/s/ Kathryn Hayley	Director
Kathryn Hayley

/s/ Kathryn Marinello	Director
Kathryn Marinello

/s/ Dennis Polk	Director
Dennis Polk

/s/ Ann Vezina	Director
Ann Vezina